Exhibit 5.1

One Financial Center Boston, MA 0211 617 542 6000 mintz.com

October 20, 2021

XL Fleet Corp.

145 Newton Street

Boston, MA 02135

Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for XL Fleet Corp., a Delaware corporation (the “Company”), in connection with the Post-Effective Amendment to Registration Statement on Form S-1 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of (a) the issuance of shares of common stock, $0.0001 par value per share (“Common Stock”), of the Company upon the exercise of warrants issued by the Company, and (b) the resale of Common Stock and warrants issued by the Company held by certain stockholders and holders of outstanding warrants of the Company, as follows:

(i)	the issuance of up to 4,233,333 shares (the “Warrant Shares”) of Common Stock that are issuable upon exercise of certain currently outstanding warrants to purchase Common Stock (the “Warrants) issued in a private placement in connection with the initial public offering of the Company (formerly known as Pivotal Investment Corporation II), all of which are authorized but heretofore unissued shares;

(ii)	the resale of up to 48,083,495 shares of Common Stock (including up to 4,233,333 Warrant Shares and up to 1,595,540 shares of Common Stock (the “Legacy XL Warrant Shares”) issued or issuable upon the exercise of certain Legacy XL warrants assumed by the Company (the “Legacy XL Warrants”)) (the “Selling Stockholder Shares”); and

(iii)	the resale of the Warrants.

The Warrants were issued pursuant to a Warrant Agreement, dated July 11, 2019, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”).

We have reviewed the Registration Statement, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Legacy XL Warrants and the Warrant Agreement and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for the opinions expressed in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

With respect to the Warrants and the Warrant Shares, we express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized but unissued. Further, we have assumed the Exercise Price (as defined in the Warrants) will not be adjusted to an amount below the par value per share of the shares of Common Stock.

With regard to our opinion concerning the Warrants constituting valid and binding obligations of the Company:

(i)  Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii)  Our opinion is subject to the qualification that the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii)  We express no opinion as to any provision of the Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments or other economic remedies to the extent such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election or accumulation of rights or remedies, (f) authorizes or validated conclusive or discretionary determinations, or (g) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable.

(iv)  We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Warrants.

On the basis of the foregoing and the assumptions set forth below, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	The Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2.	The Warrants constitute valid and legally binding obligations of the Company.

3.	The Selling Stockholder Shares, other than the Warrant Shares and the Legacy XL Warrant Shares, are validly issued, fully paid and nonassessable. Any Warrant Shares and Legacy XL Warrant Shares included in the Selling Stockholder Shares, when issued and paid for in accordance with the terms of the Warrants and Legacy XL Warrants, respectively, will be validly issued, fully paid and nonassessable.

We have assumed that at or prior to the time of the delivery of any of the Warrant Shares, the Registration Statement will have been declared effective under the Act. The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.